STOCK SUBSCRIPTION AGREEMENT


Agreement between AAL Variable Product Series Fund, Inc., a Maryland corporation and open-end investment company (hereinafter the "FUND"), and Aid Association for Lutherans, a Wisconsin corporation (hereinafter "AAL").

In consideration of the mutual promises set forth herein, and other good and valuable consideration, the parties agree as follows:

1. The FUND agrees to sell to AAL, and AAL agrees to purchase, shares equal to the following dollar amount for each portfolio:

AAL Variable Product International Stock Portfolio             $10,000,000.00
AAL Variable Product High Yield Bond                           $20,000,000.00

2. The initial net asset value per share for each of the portfolios will be $10.00.

3. AAL hereby represents that it is purchasing the shares solely for its own account and solely for investment purposes without any present intent of distributing or reselling said shares. AAL further represents that disposition of said shares will only be by direct redemption to or repurchase by the FUND.

4. AAL acknowledges that the shares will not have been registered under any state or federal securities laws at the time of the transaction and that, therefore, the Fund will be relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the shares.

5. AAL hereby agrees that the FUND shares purchased pursuant to this Agreement will not be redeemed until the occurrence of either of the following events: (1) the passage of one year from the date of AAL's investment; or (2) such time as the total net assets for each portfolio equal or exceed the amounts specified below:

AAL Variable Product International Stock Portfolio             $30,000,000.00
AAL Variable Product High Yield Bond Portfolio                 $70,000,000.00

         AAL further agrees to provide the applicable portfolio with at least 10 days' advance written notice of any intended redemption and agree that it will work with the portfolio with respect to the amount of such redemption so as not to place a burden on the portfolio and to facilitate normal portfolio management of the portfolio.

In witness whereof, the parties hereto have executed this Agreement by their duly authorized representatives this 11th day of December, 1997.




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Stock Subscription, page 2


AAL VARIABLE PRODUCT SERIES FUND, INC.      AID ASSOCIATION FOR LUTHERANS




By:  /s/ Steven A. Weber              By:  /s/ John O. Gilbert
     ---------------------------           ---------------------------
     Steven A. Weber                       John O. Gilbert
     President                             President and Chief Executive Officer


Attest: /s/ Mark J. Mahoney                Attest: /s/ Woodrow E. Eno
        ---------------------------                ---------------------------
        Mark J. Mahoney                            Woodrow E. Eno, Senior
        Vice President,                            Secretary
        General Counsel                            and Secretary